Exhibit 10.1

LENDER JOINDER AGREEMENT

Dated as of December 16, 2013

among

MARINA DISTRICT FINANCE COMPANY, INC.,

as the Borrower,

MARINA DISTRICT DEVELOPMENT COMPANY, LLC,

as the Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

the Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

BANK OF AMERICA MERRILL LYNCH,

CREDIT SUISSE SECURITIES (USA) LLC,

and

NOMURA SECURITIES INTERNATIONAL, INC.

as Joint Lead Arrangers and Joint Bookrunners

LENDER JOINDER AGREEMENT

December 16, 2013

To:	Marina District Finance Company, Inc.

Marina District Development Company, LLC

One Borgata Way

Atlantic City, NJ 08401

Attention: Josh Hirsberg

To:	Wells Fargo Bank, National Association,

as the Administrative Agent

333 S. Grand Avenue, 12th Floor

Los Angeles, CA 90071

Attention: Donald Schubert

Gentlemen and Ladies:

We refer to the Amended and Restated Credit Agreement, dated as of July 24, 2013 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Marina District Finance Company, Inc., a New Jersey corporation (the “Borrower”), Marina District Development Company, LLC, a New Jersey limited liability company (“MDDC”), the various financial institutions (the “Lenders”) as are, or shall from time to time become, parties thereto, and Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”) for the Lenders and as L/C Issuer and Swing Line Lender. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

1. Incremental Term Facility. Pursuant to Section 2.17 of the Credit Agreement, the Borrower has requested a term loan facility (the “Incremental Term Facility”) in the aggregate principal amount of $380,000,000 and the Lenders party hereto (the “Incremental Term Lenders”) are willing to provide such Incremental Term Facility pursuant to the terms of this joinder (this “Agreement”). This Agreement will be an “Incremental Term Facility Joinder”, the Incremental Term Facility will be an “Incremental Term Facility” and the loans made thereunder (the “Incremental Term Loans”) will be “Term Loans” for purposes of, and as defined in, the Credit Agreement and will be subject to all terms and conditions of the Credit Agreement.

2. Incremental Term Commitments. Each Incremental Term Lender hereby agrees, subject to satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement and in Section 3 below, to make an Incremental Term Loan to the Borrower on the Incremental Term Facility Effective Date (as defined below) in the amount (such Lender’s “Incremental Term Commitment”) set forth opposite such Incremental Term Lender’s name on Schedule I attached hereto; provided, however, that the Incremental Term Lenders and the Borrower hereby agree that the Incremental Term Loan shall be funded with 1.00% of original issue discount. Each Incremental Term Lender hereby acknowledges and confirms that it has received a copy of the Credit Agreement (including the schedules and exhibits thereto) and each other Loan Document. Each Incremental Term Lender acknowledges that it has made its own independent investigation and credit evaluation of the Borrower in connection with entering into this Agreement.

3. Conditions Precedent. This Agreement and the obligation of the Incremental Term Lenders to make the Incremental Term Loans shall become effective on the date (the “Incremental Term Facility Effective Date”) that the Borrower has delivered to the Administrative Agent:

(a) a Term Note executed by the Borrower and dated the Incremental Term Facility Effective Date in favor of each Incremental Term Lender requesting a Term Note;

(b) a certificate of a Responsible Officer of the Borrower certifying that (i) before and after giving effect to the making of the Incremental Term Loans no Default or Event of Default shall exist and (ii) the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct on and as of the Incremental Term Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(c) an Additional First Lien Joinder Agreement with respect to the Incremental Term Facility, dated on or prior to the Incremental Term Facility Effective Date, duly executed by the Administrative Agent, in its capacity as Authorized Representative for the Incremental Term Facility, the Collateral Agent and the Administrative Agent, in its capacity as Authorized Representative for the Revolving Credit Facility;

(d) evidence in form and substance reasonably satisfactory to the Administrative Agent that the net proceeds of the Incremental Term Facility will be applied as required by the Credit Agreement;

(e) endorsements to the title insurance policy of the type referred to in subsection (v) of Section 4.01(a) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(f) the Borrower shall have paid all fees and expenses required to be paid on the Incremental Term Facility Effective Date.

4. Interest. Subject to the provisions of Section 2.08(b) of the Credit Agreement, (i) at any time and to the extent that the Incremental Term Loans are Eurodollar Rate Loans, the Incremental Term Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Effective Eurodollar Rate (as defined below) for such Interest Period plus the Term Loan Applicable Rate and (ii) at any time and to the extent that the Incremental Term Loans are Base Rate Loans, the Incremental Term Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate for such Interest Period plus the Term Loan Applicable Rate; provided, that for purposes of calculating the Base Rate in connection with the Incremental Term Loans, clause (b) of the definition of “Base Rate” shall be deemed to refer to the Effective Eurodollar Rate.

“Effective Eurodollar Rate” means, for any Interest Period with respect to any Incremental Term Loan, the greater of (x) the Eurodollar Rate in effect for such Interest Period and (y) 1.00%.

“Term Loan Applicable Rate” means, with respect to the Incremental Term Loans governed hereby, (a) in the case of Eurodollar Loans, (i) at any time that the Total Leverage Ratio is 5.00 to 1.0 or greater, 5.75%, and (ii) at any time that the Total Leverage Ratio is less than 5.00 to 1.0, 5.50%, and (b) in the case of Base Rate Loans, (i) at any time that the Total Leverage Ratio is 5.00 to 1.0 or greater, 4.75%, and (ii) at any time that the Total Leverage Ratio is less than 5.00 to 1.0, 4.50%.

Any increase or decrease in the Term Loan Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) of the Credit Agreement in the case of the first three fiscal quarters of any fiscal year and immediately following the date a certification of the Total Leverage Ratio is delivered pursuant to Section 6.02(c) of the Credit Agreement in the case of the final quarter of any fiscal year; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b) of the Credit Agreement or a certification of Total Leverage Ratio is not delivered when due in accordance with Section 6.02(c) of the Credit Agreement, then the Term Loan Applicable Rate shall be the rate referred to in clause (a)(i) or (b)(i) of the definition thereof as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered.

Notwithstanding the foregoing, in the event that the Effective Yield for any Term Facility under the Credit Agreement (other than the Incremental Term Facility governed hereby), as determined by the Administrative Agent, is higher than the Effective Yield for the Incremental Term Facility governed hereby, as determined by the Administrative Agent, by more than 50 basis points, then the interest rates referred to above shall be increased to the extent necessary so that the Effective Yield for the Incremental Term Facility governed hereby, as determined by the Administrative Agent, is equal to the Effective Yield for such other Term Facility minus 50 basis points. If necessary, this Agreement shall be amended, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to reflect such increase in interest rate.

5. Repayment of Incremental Term Loans.

(a) The Borrower shall make repayments of the Incremental Term Loans on or before the last Business Day of each fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending March 31, 2014 in an amount equal to the Amortization Percentage times the aggregate principal amount of the Incremental Term Loans made on the Incremental Term Facility Effective Date.

“Amortization Percentage” means 0.25%; provided, however, that in the event that the Borrower incurs any Term Facility or other term Indebtedness (collectively, any “Other Term Facility”) after the date hereof that requires amortization payments (excluding any excess cash flow payments) in excess of 1.0% of the initial principal amount thereof in any year prior to the scheduled Maturity Date of the Incremental Term Facility governed hereby, in any year in which such Other Term Facility requires amortization payments (excluding any excess cash flow payments) in excess of 1.0% of the initial principal amount of the Other Term Facility, the Amortization Percentage shall be increased to an amount equal to the percentage of such initial principal amount required in such year by the terms of such Other Term Facility divided by four.

(b) The Borrower shall repay the outstanding principal amount of all Incremental Term Loans on August 15, 2018, which date shall be the Maturity Date for the Incremental Term Facility governed hereby; provided, however, that in the event that the Borrower incurs any Other Term Facility after the date hereof that has a maturity date on or prior to August 15, 2018, the Maturity Date with respect to the Incremental Term Facility governed hereby shall be the date that is 90 days prior to the earlier of August 15, 2018 and the maturity date for any such Other Term Facility, unless on or before the date that is 90 days prior to the maturity date for such Other Term Facility, the Borrower shall have (i) repaid such Other Term Facility, (ii) refinanced such Other Term Facility in full or in part by term indebtedness that has a maturity date on or after August 15, 2018, and/or (iii) obtained an extension of the maturity date with respect to all or a portion of such Other Term Facility to a date that is on or after August 15, 2018, in each case, such that after giving effect to such repayment, refinancing and/or extension, not more than 20% of the original principal amount of all Other Term Facilities remains outstanding with a maturity date prior to August 15, 2018.

6. Mandatory Prepayments. Subject to the Intercreditor Agreement, in addition to the mandatory prepayments required pursuant to Section 2.07 of the Credit Agreement:

(a) Beginning with the fiscal year ending December 31, 2014, within five Business Days after the delivery of each Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement that relates to financial statements delivered pursuant to Section 6.01(a) of the Credit Agreement, the Borrower shall prepay an aggregate principal amount of Incremental Term Loans equal to the lesser of:

(i) the Applicable ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements (the “ECF Prepayment Amount”), minus the aggregate amount of voluntary prepayments of Incremental Term Loans made during such fiscal year (without duplication of any voluntary prepayments of Term Loans deducted from the Excess Cash Flow payment for the prior fiscal year) and since January 1 of the current fiscal year pursuant to Section 2.05(a) of the Credit Agreement; and

(ii) if the lenders under any Other Term Facility require any mandatory prepayment in connection with excess cash flow, an amount equal to (A) the ECF Prepayment Amount times (B) (1) the aggregate outstanding principal amount of such Incremental Term Loans governed hereby divided by (2) the sum of the aggregate outstanding principal amount of the Incremental Term Loans governed hereby, such Other Term Facility and any other Other Term Facility which requires a mandatory prepayment of excess cash flow, and the remaining amount of the ECF Prepayment Amount shall be used to repay the Other Term Facilities which require mandatory prepayment in connection with excess cash flow.

“Applicable ECF Percentage” means (a) if the Total Leverage Ratio as of the end of the fiscal year covered by such financial statements is more than 3.75 to 1.0, 50%, (b) if the Total Leverage Ratio as of the end of the fiscal year covered by such financial statements is more than 3.00 to 1.0 but less than or equal to 3.75 to 1.0, 25%, and (c) if the Total Leverage Ratio as of the end of the fiscal year covered by such financial statements is less than or equal to 3.00 to 1.0, 0%.

“ECF Consolidated EBITDA” means, for any period, the Credit Parties and their Subsidiaries’ consolidated income before distributions plus (or minus), in each case, to the extent deducted (or added) in determining consolidated income, depreciation, amortization, interest expense, income tax expense and pre-opening expenses, plus any extraordinary losses and minus any extraordinary gains, plus any non-recurring non-cash losses (or minus any non-recurring non-cash gains), plus any non-cash charges related to fair value adjustments, minus any non-cash gains related to fair value adjustments, and plus any losses, charges or expenses resulting from any donations made by the Credit Parties relating to the Casino Reinvestment Development Authority, all as determined in accordance with GAAP.

“Excess Cash Flow” means, for any fiscal year of the Credit Parties (a) ECF Consolidated EBITDA (as defined above) for such fiscal year less (b) the sum of (i) consolidated interest expense (as defined in GAAP) actually paid in cash by the Credit Parties and their Subsidiaries during such fiscal year, plus (ii) scheduled and mandatory principal repayments of Loans that are Term Loans made during such fiscal year pursuant to Section 2.07(e) of the Credit Agreement, plus (iii) income taxes actually paid in cash by the Credit Parties and their Subsidiaries during such fiscal year, plus (iv) without duplication of the amount described in clause (iii), the Tax Amount for such fiscal year, plus (v) pre-opening expenses paid by the Credit Parties and their Subsidiaries in cash during such fiscal year, plus (vi) capital expenditures actually made in cash by the Credit Parties and their Subsidiaries in such fiscal year to the extent permitted under the Loan Documents, plus (vii) without duplication, any accrued property tax refunds of the Credit Parties and their Subsidiaries during such fiscal year, minus (viii) without duplication, any property tax refunds received in cash or applied as a credit to property taxes otherwise payable by the Credit Parties and their Subsidiaries during such fiscal year.

(b) Within five Business Days after the receipt by the Borrower or any other Credit Party of any cash in settlement of any disputed property tax assessment, if the Total Leverage Ratio was greater than 4.50 to 1.0 as of the most recently ended fiscal quarter of MDDC, the Borrower shall prepay an aggregate principal amount of the Incremental Term Loans governed hereby in an amount equal to the lesser of:

(i) the net cash proceeds received by such Credit Party in connection therewith; and

(ii) to the extent that the lenders under any Other Term Facility require any mandatory prepayment in connection with the receipt of such proceeds, an amount equal to (A) the aggregate amount of such net cash proceeds times (B) (1) the aggregate outstanding principal amount of the Incremental Term Loans governed hereby divided by (2) the sum of the aggregate outstanding principal amount of the Incremental Term Loan governed hereby, such Other Term Facility and any other Other Term Facility which requires a mandatory prepayment in connection with the receipt of such proceeds.

(c) All prepayments of the Incremental Term Facility governed hereby pursuant to this Section 6 shall be applied to the principal installments thereof in the inverse order of maturity.

7. Payments Generally; Prepayment Premiums All payments of principal and interest shall be made to the Administrative Agent for the account of the Incremental Term Lenders in Dollars in immediately available funds at the Administrative Agent’s Office in accordance with the Credit Agreement; provided, that,

(a) in the event of a full or partial prepayment of Incremental Term Loans effected prior to the second anniversary of the Incremental Term Facility Effective Date, excluding repayments required by Section 5 above and by Section 2.07(a)(ii) and (iii) of the Credit Agreement and prepayments from Excess Cash Flow and from cash settlements of disputed property tax assessments, such prepayment shall include a premium in an amount equal to (i) 2.00% of the principal amount so prepaid, in the case of any such prepayment prior to the first anniversary of the Incremental Term Facility Effective Date and (ii) 1.00% of the principal amount so prepaid, in the case of any such prepayment on or after the first anniversary of the Incremental Term Facility Effective Date but prior to the second anniversary of the Incremental Term Facility Effective Date;

(b) in the event that any amendment to this Agreement or any other Loan Document, or any conversion of the Incremental Term Loans, in each case that has the effect of decreasing the Effective Yield in respect of the Incremental Term Loans is effected prior to the second anniversary of the Incremental Term Facility Effective Date, the Borrower shall pay an amendment fee to any Lender approving such amendment or conversion (other than any replacement Lender replacing a Lender pursuant to Section 10.16 in connection with such amendment) in an amount equal to (i) 2.00% of the principal amount of Incremental Term Loans governed hereby for which such interest rate is decreased, in the case of any such amendment or conversion effected by the first anniversary of the Incremental Term Facility Effective Date, and (ii) 1.00% of the principal amount of Incremental Term Loans governed hereby for which such interest rate is decreased, in the case of any such amendment or conversion effected on or after the first anniversary of the Incremental Term Facility Effective Date but prior to the second anniversary of the Incremental Term Facility Effective Date; and

(c) in the event that any Lender other than a Disqualified Lender is replaced as a Lender pursuant to Section 10.16(b) of the Credit Agreement prior to the second anniversary of the Incremental Term Facility Effective Date, the Borrower shall pay a fee to any such Lender in an amount equal to (i) 2.00% of the principal amount of such Lender’s Incremental Term Loans governed hereby being assigned pursuant to such replacement, in the case of any such replacement effected prior to the first anniversary of the Incremental Term Facility Effective Date, and (ii) 1.00% of the principal amount of such Lender’s Incremental Term Loans governed hereby being assigned pursuant to such replacement, in the case of any such replacement effected on or after the first anniversary of the Incremental Term Facility Effective Date but prior to the second anniversary of the Incremental Term Facility Effective Date.

“Effective Yield” means yield taking into account upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the Eurodollar Rate or comparable rate.

8. Financial Covenants. (a) The parties hereto hereby agree that the Incremental Term Lenders shall have no rights under Section 7.11 of the Credit Agreement, that the provisions thereof shall not benefit the Incremental Term Facility and that an Event of Default under Section 8.01(b) of the Credit Agreement as a result of the Borrower’s failure to perform or observe any covenant contained in Section 7.11 of the Credit Agreement shall not constitute an Event of Default with respect to the Incremental Term Facility unless and until:

(i) (x) the Commitments under the Revolving Credit Facility and any other Facility that has the benefit of Section 7.11 of the Credit Agreement have been terminated and (y) the principal amount of all Loans under the Revolving Credit Facility and any other Facility that has the benefit of Section 7.11 of the Credit Agreement have been declared to be due and payable by the Lenders under such Facility, in each case, pursuant to Section 8.02 of the Credit Agreement; or

(ii) any Term Facility under the Credit Agreement shall have the benefit of Section 7.11 of the Credit Agreement.

(b) The parties hereto further agree, until such time as any Term Facility under the Credit Agreement shall have the benefit of Section 7.11 of the Credit Agreement, that the Incremental Term Lenders shall have no right to approve any amendment to, or waive any Default resulting from any breach of, or consent to any departure by the Borrower from, Section 7.11 of the Credit Agreement or the definition of “Consolidated EBITDA”, and that any such amendment, waiver or consent shall require only the approval of Required Lenders as calculated without giving effect to the Incremental Term Facility.

(c) The parties hereto further agree that, in the event that the Lenders under any Other Term Facility shall have the benefit of any financial maintenance covenant, the Incremental Term Lenders shall also have the benefit of such financial maintenance covenant and the provisions thereof shall be deemed to be incorporated herein by reference and if necessary, this Agreement shall be amended, in form and substance reasonably satisfactory to the Administrative Agent, to reflect the addition of such financial maintenance covenant hereto.

(d) From and after the Incremental Term Facility Effective Date, no Credit Party shall, and shall not permit any Subsidiary to, make or become legally obligated to make any capital expenditure, except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Credit Parties and their Subsidiaries in any fiscal year, $40,000,000; provided that any portion of such amount (but in no case more than $10,000,000), if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year (but not any fiscal years thereafter); and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount permitted for such fiscal year.

9. Consent to Assignment. Pursuant to Section 10.07(b)(iv) of the Credit Agreement, each of the Borrower and the Administrative Agent hereby consents to the assignment by the Incremental Term Lenders of any portion of the Incremental Term Loans to the Persons set forth on Schedule II attached hereto or to any Affiliates or Approved Funds of any such Persons on the Incremental Term Facility Effective Date or within thirty Business Days thereafter. So long as no Event of Default has occurred and is continuing, except as provided in the preceding sentence, any assignment of the Incremental Term Loans governed hereby must be approved by the Borrower unless the proposed assignee is a Term Lender holding Incremental Term Loans governed hereby or an Affiliate or Approved Fund of such a Term Lender.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Loan Documents. This Agreement is a Loan Document.

12. Amendments. Subject to the provisos to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by a Credit Party or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Term Lenders under the Incremental Term Facility governed hereby and the Credit Parties or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. Entire Agreement. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Agreement may be amended or modified only in writing signed by each party hereto.

14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT THE LEAD ARRANGER AND EACH INCREMENTAL TERM LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MARINA DISTRICT FINANCE COMPANY, INC.

By:	/s/ Josh Hirsberg
Name:	Josh Hirsberg
Title:	Vice President, Treasurer and Chief
Financial Officer

MARINA DISTRICT DEVELOPMENT COMPANY, LLC

By:	Marina District Development
Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member

	By:	Boyd Atlantic City, Inc.,
a New Jersey corporation
	Its:	Managing Member

	By:	/s/ Josh Hirsberg
	Name:	Josh Hirsberg
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Jonathan Dinise
Name:	Jonathan Dinise
Title:	Assistant Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Incremental Term Lender

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ Dusan Lazaroz
Name:	Dusan Lazarov
Title:	Director

Schedule I

Incremental Term Lender	Incremental Term Commitment
Deutsche Bank AG New York Branch	$380,000,000
Total:	$380,000,000

Schedule II

Acceptable Assignees